Exhibit 2.2
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
          This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of May 25, 2011 by and among DSW Inc., an Ohio corporation (“DSW”), DSW MS LLC, an Ohio limited liability company and a direct wholly-owned subsidiary of DSW (“Merger Sub”), and Retail Ventures, Inc., an Ohio corporation (“RVI”).
W I T N E S S E T H:
          WHEREAS, DSW, Merger Sub, and RVI (collectively, the “Parties”) entered into an Agreement and Plan of Merger dated as of February 8, 2011 (the “Agreement”);
          WHEREAS, Section 7.3 of the Agreement permits amendments to the Agreement by action taken or authorized by the Parties’ respective Boards of Directors if such amendment is in writing and signed by each of the Parties; and
          WHEREAS, the Parties desire to amend the Agreement as provided in this Amendment.
AGREEMENT:
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
     Section 1. Defined Terms. Capitalized terms used in this Amendment without separate definition shall have the respective meanings assigned to them in the Agreement.
     Section 2. Amendment to Section 5.14(a). Section 5.14(a) of the Agreement is hereby amended by deleting the phrase “(ii) that certain Exchange Agreement, dated July 5, 2005, between RVI and DSW,” and adjusting the roman numerals “(iii)” and “(iv)” appearing thereafter to be “(ii)” and “(iii)” respectively.
     Section 3. New Section 5.14(b). A new Section 5.14(b) of the Agreement is hereby adopted to read as follows:
(b) From and after the later to occur of (x) the Effective Time, and (y) the exchange or settlement of the 6.625% Mandatorily Exchangeable Notes due September 15, 2011 in accordance with the terms of the PIES Indenture, that certain Exchange Agreement, dated July 5, 2005, between RVI and DSW shall be terminated and no longer effective.
     Section 4. Effect of Amendment. The Parties agree that except as otherwise set forth herein, all terms, conditions and provisions of the Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.
     Section 5. Entire Agreement. From and after the execution of this Amendment by the Parties, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended hereby.
     Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Ohio, without giving effect to any choice or conflict of law provision or rule.
     Section 7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine shall be binding to the same extent as an original signature page.
     Section 8. Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

DSW INC.
By:	/s/ William L. Jordan
	Name:	William L. Jordan
	Title:	Executive Vice President, General Counsel and Secretary

DSW MS LLC
By:	/s/ William L. Jordan
	Name:	William L. Jordan
	Title:	Executive Vice President, General Counsel and Secretary

RETAIL VENTURES, INC.
By:	James A. McGrady
	Name:	James A. McGrady
	Title:	Chief Executive Officer, Chief Financial Officer, President and Treasurer